SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

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ENDOCARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ENDOCARE, INC.
201 Technology Drive
Irvine, California 92618
June 3, 2005
Dear Stockholder of Endocare, Inc.:
      You are cordially invited to attend the Annual Meeting of Stockholders of Endocare, Inc. to be held on June 22, 2005 at 8:00 a.m. Pacific time at the Westin South Coast Plaza, located at 686 Anton Boulevard, Costa Mesa, California 92626.
      We have provided details of the business to be conducted at the Annual Meeting in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.
      In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.
      We look forward to seeing you at the Annual Meeting.

Sincerely,

Craig T. Davenport
Chairman and Chief Executive Officer
Irvine, California
YOUR VOTE IS IMPORTANT
In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy as promptly as possible and return it in the enclosed envelope. You do not need to add postage if mailed in the United States. Voting instructions are included with your proxy card.

ENDOCARE, INC.
201 Technology Drive
Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 22, 2005
Dear Stockholder of Endocare, Inc.:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Endocare, Inc., a Delaware corporation, will be held on June 22, 2005 at 8:00 a.m. Pacific time at the Westin South Coast Plaza, located at 686 Anton Boulevard, Costa Mesa, California 92626, for the following purposes:

1. To elect seven (7) directors to our Board of Directors to serve during the ensuing year or until their successors are duly elected and qualified;

2. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005; and

3. To transact any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on April 29, 2005 will be entitled to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our executive offices.
      All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy card in the reply envelope provided. Voting instructions are included with your proxy card. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed, dated and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy will assist us in preparing for the Annual Meeting.

By Order of the Board of Directors

Michael R. Rodriguez
Senior Vice President, Finance,
Chief Financial Officer and Secretary
Irvine, California
June 3, 2005
YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

PROXY STATEMENT
GENERAL
PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF INDEPENDENT AUDITORS
PROPOSAL NO. 3 OTHER MATTERS
PRINCIPAL STOCKHOLDERS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION AND OTHER INFORMATION
STOCK PERFORMANCE GRAPH
RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
ANNUAL REPORT
FORM 10-K
APPENDIX A

ENDOCARE, INC.
201 Technology Drive
Irvine, California 92618

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 22, 2005
GENERAL
      The enclosed proxy is solicited on behalf of the Board of Directors of Endocare, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on June 22, 2005 (the “Annual Meeting”). The Annual Meeting will be held at 8:00 a.m. Pacific time at the Westin South Coast Plaza, located at 686 Anton Boulevard, Costa Mesa, California 92626. This Proxy Statement and accompanying proxy were first mailed to stockholders on or about June 3, 2005, to all stockholders entitled to vote at the Annual Meeting.
Voting
      The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail in this Proxy Statement. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on April 29, 2005, the record date for determining which stockholders are entitled to vote at the Annual Meeting. On March 31, 2005, there were approximately 29,987,756 issued and outstanding shares of common stock. Our Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for transaction of business at the Annual Meeting.
      All votes will be tabulated by the inspector of elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial holder does not have discretionary voting power and does not receive voting instructions from the beneficial owner. With regard to the election of directors, votes may be cast in favor of, or withheld from, each nominee. The directors, however, will be elected by plurality vote, and votes that are withheld will be excluded entirely from the vote and will have no effect. Stockholders may not cumulate votes in the election of directors. All other matters to be acted upon by the stockholders at the Annual Meeting will require the approval of the holders of a majority of our outstanding common stock present in person or represented by proxy and entitled to vote at the Annual Meeting. With respect to such matters, abstentions will have the effect of negative votes, and broker non-votes will not be counted for purposes of determining whether any of those proposals have been approved.
Proxies
      Our Board of Directors has selected Craig T. Davenport and William J. Nydam, and each of them, to serve as Proxyholders for the Annual Meeting. If a stockholder properly signs and returns the enclosed form of proxy, the Proxyholders will vote the shares represented by such proxy at the Annual Meeting in accordance with the instructions the stockholder writes on the Proxy. If the Proxy does not specify how the shares are to be voted, the Proxy will be voted FOR the election of each of the directors nominated by the Board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the Proxy will be voted FOR the approval of Proposal 2 described in the accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement. In addition, the shares represented by the Proxy will be voted in accordance with the discretion of the Proxyholders on all other matters that properly come before the Annual Meeting.
      You may revoke or change your Proxy at any time before the Annual Meeting by mailing our Secretary at our executive offices located at 201 Technology Drive, Irvine, California 92618, a notice of revocation or another signed Proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.
      We do not know of other matters to be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.
Solicitation
      We will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage firms, banks, nominees, custodians and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to our directors, officers or employees for any such services.
PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING
PROPOSAL NO. 1
ELECTION OF DIRECTORS
General
      The persons named below are nominees for director to serve until the next annual meeting of stockholders or until their successors have been duly elected and qualified. The Bylaws provide that the authorized number of directors shall be determined by resolution of the Board of Directors or the stockholders, and shall be within the range of three to seven directors. Effective upon the date of the Annual Meeting, the authorized number of directors will be seven directors. The Board of Directors has selected seven nominees, six of whom are currently our directors. Nominee David L. Goldsmith is not currently a director. Mr. Goldsmith has been approved as a nominee by the Nominating and Corporate Governance Committee following his recommendation by our chairman and chief executive officer.
      Each person nominated for election has agreed to serve if elected. Unless otherwise instructed, the Proxyholders will vote the Proxies received by them for the nominees named below. The Proxies received by the Proxyholders cannot be voted for more than seven directors and, unless otherwise instructed, the Proxyholders will vote such Proxies for the nominees named below. The seven candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected our directors. As of the date of this Proxy Statement, neither the Board of Directors nor management are aware of any nominee who is unable to or will decline to serve as a director if elected. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the Proxies will be voted for any nominees who may be designated by the present Board of Directors to fill the vacancy.

      No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any of our executive officers.
Directors and Nominees
      Information is set forth below concerning the current members of our Board of Directors. All of these directors have been nominated for reelection to our Board of Directors. Information also is provided regarding Mr. Goldsmith, who is the only nominee who is not currently a director. Information regarding each nominee’s beneficial ownership of our common stock as of March 31, 2005 is set forth below in “Principal Stockholders.” Each nominee has consented to being named in this Proxy Statement as a nominee for director and has agreed to serve as a director if elected.
      Mr. Noonan currently is serving as our Lead Independent Director. As the Lead Independent Director, Mr. Noonan, among other items:

•	assists the Chairman in developing Board meeting agendas;

•	presides over Board meetings in the Chairman’s absence;

•	presides over all executive sessions of our independent directors; and

•	consults with management as the principal representative of the independent directors.
      Interested parties may communicate directly with Mr. Noonan by writing to Mr. Terrence A. Noonan, Lead Independent Director, c/o Secretary, Endocare, Inc., 201 Technology Drive, Irvine, California 92618.

Name	Age	Position with Endocare

John R. Daniels, M.D.†+	66	Director
Craig T. Davenport	52	Chairman and Chief Executive Officer
David L. Goldsmith	57
Eric S. Kentor	46	Director
Terrence A. Noonan†*+	67	Lead Independent Director
Michael J. Strauss, M.D.*+	51	Director
Thomas R. Testman†(1)	68	Director

†	Member of the Audit Committee.

*	Member of the Compensation Committee.

+	Member of the Nominating and Corporate Governance Committee.

(1)	Our board of directors has determined that Mr. Testman is an “audit committee financial expert,” as defined in Securities and Exchange Commission Regulation S-K Item 401(h)(2).
      John R. Daniels, M.D. has served as a director since January 2004. Dr. Daniels is former chief executive officer and chairman at a number of medical technology companies, as well as an accomplished clinician and past faculty member of the Stanford University School of Medicine. From 1990 to the present, Dr. Daniels has served as an associate professor of medicine in the Division of Oncology at the University of Southern California School of Medicine. Dr. Daniels is the founder or co-founder of five start-up companies, including: Collagen Corporation, which was acquired by Inamed, a publicly-traded healthcare company; Target Therapeutics, today a division of Boston Scientific Corporation, a publicly-traded medical device company; and Balance Pharmaceuticals, a company founded in 1992 to develop and market a drug to moderate hormone levels in pre-menopausal women. Dr. Daniels is currently a director and chairman of Balance Pharmaceuticals. From 1997 until 2002, Dr. Daniels was chairman of Cohesion Technologies, a publicly-traded spin-off from Collagen Corporation, which developed sealing technologies for surgery. In 2003 Cohesion Technologies was acquired by Angiotech Pharmaceuticals, a publicly-traded company that develops drug-coated medical devices and drug-loaded surgical implants. Dr. Daniels holds a B.A. from Stanford University and an M.D. from the Stanford University School of Medicine.
      Craig T. Davenport has served as our chief executive officer since December 2003 and as our chairman since January 2004. He served as a consultant reporting to our board of directors from August 2003 to December 2003. From 1994 to 2004, he was chief executive officer and managing partner of The D.W. Group, a private healthcare advisory and investment company. From 1985 to 1993 Mr. Davenport was president and chief operating officer of Tokos Medical Corporation, a publicly-traded medical device manufacturer and provider of perinatal nursing services for women. He began his healthcare career at American Hospital Supply Corporation in 1974 and in 1982 was named president of American Physician Service and Supply. Mr. Davenport has served on the boards of numerous healthcare companies over the past 20 years and is a board member to several private medical device companies and a private equity healthcare fund. Mr. Davenport holds a B.G.S. degree from Ohio University with major emphasis in marketing and management.
      David L. Goldsmith is a nominee to the Board of Directors, and is not currently a director. A private investor and business consultant since 2004, Mr. Goldsmith previously served as managing director of RS Investment Management, an investment management firm, from 1999 to 2003. From 1981 to 1999, Mr. Goldsmith held a variety of investment management and research positions at Robertson Stephens and Company, including managing director of Robertson Stephens Investment Management from 1998 to 1999. From 1978 to 1981, Mr. Goldsmith worked with BA Investment Management, eventually becoming associate director of research. Mr. Goldsmith currently serves on the board of directors and audit committee of Apria Healthcare Group, Inc. He is also on the board of directors of a number of privately held companies. Mr. Goldsmith is a chartered financial analyst, and holds a B.A. from Occidental College and an M.B.A. from Columbia University Graduate School of Business.
      Eric S. Kentor has served as a director since February 2005. From 2002 to the present, he has been an independent business consultant, primarily to health care technology companies. From 1995 to 2001, he was Senior Vice President, General Counsel and Corporate Secretary of MiniMedi, Inc., a company engaged in the design, development, manufacture and marketing of advanced systems for the treatment of diabetes. Mr. Kentor served as an original and permanent member of MiniMed’s Executive Management Committee, which was charged with overseeing the day-to-day operations of the company and executing its corporate strategic plan. MiniMed, Inc. was acquired by Medtronic, Inc. in 2001. From 1994 to 1995, Mr. Kentor served as Vice President and Executive Counsel of Health Net Health Plans. From 1987 to 1994, Mr. Kentor practiced with the law firm McDermott, Will & Emory, where he was elected partner. Mr. Kentor is on the board of directors of MD Synergy, Inc., a privately held company. Mr. Kentor holds a B.A. from the University of California, Los Angeles and a J.D. from UCLA School of Law.
      Terrence A. Noonan has served as a director since September 2003 and currently serves as Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee. From 1991 to 1999, Mr. Noonan was president and chief operating officer of Furon Company, a New York Stock Exchange-listed manufacturer of industrial and medical polymer components. Mr. Noonan served as an executive vice president of Furon from 1989 to 1991 and as a vice president of Furon from 1987 to 1989. Prior to joining Furon in 1987, Mr. Noonan served as a group vice president of Eaton Corporation, a diversified global manufacturer of transportation and electrical products. From 1999 to the present, Mr. Noonan has been serving as a board member to several companies. In addition to serving on our board, Mr. Noonan currently serves on the boards of Highway Holdings, Ltd., Mattman Specialty Vehicles and The Smittybilt Group. Mr. Noonan received a B.S. from Miami University and an E.M.B.A. from Case Western Reserve University.
      Michael J. Strauss, M.D., M.P.H. has served as a director since February 1999 and currently serves as Chairman of the Compensation Committee. Dr. Strauss is a health policy and business consultant who works with medical technology and service companies. From 2001 until January 2005 he served as chief executive officer of Naviscan PET Systems, Inc., a developer of compact, high-resolution positron emission tomography (PET) devices. Dr. Strauss was a founder and officer of Covance Health Economics and

Outcomes Services, Inc., a healthcare consulting and service firm, from 1988 through 1999. He serves on the board of directors of Cyberonics, Inc. He obtained an A.B. from Harvard College, M.D. from Duke University and M.P.H. from the University of Washington School of Public Health.
      Thomas R. Testman has served as a director since April 2003 and currently serves as Chairman of the Audit Committee. Mr. Testman is a former managing partner of Ernst & Young LLP where, during his tenure from 1962 to 1992, he served as managing partner of both Health Care Services and Management Consulting Services for the West Coast and national practices. He also served as an area managing partner for the audit and tax practices. From 1993 to the present, Mr. Testman has been serving as a board member to both public and private companies. In addition to serving on our board, Mr. Testman currently serves as a director and chairman of the audit committee of Amylin Pharmaceuticals, Inc. From 1996 to 2004, Mr. Testman served on the board of directors of Specialty Laboratories, Inc., including serving as chairman and as a member of the audit committee. He also serves on the board of several private companies, including serving as chairman of Covenant Care, Inc. and Pacific Health Corporation. Mr. Testman previously was a director and chairman of the audit committee of MiniMed Inc., and Mr. Testman also was chairman of the special committee that oversaw MiniMed’s acquisition by Medtronic, Inc. He has an M.B.A. from Trinity University and is a certified public accountant (retired).
Board Meetings and Committees
      During 2004, the Board of Directors held seven meetings. In 2004, the Board of Directors had an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During 2004 each incumbent director attended or participated in at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (during the period for which such director served as a director); and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served (during the period for which such director served on such committees). Board members are encouraged to attend our annual meetings of stockholders. Five of our directors attended our 2004 annual meeting of stockholders.
      The Audit Committee acts pursuant to a written charter, a copy of which was attached as Appendix A to our proxy statement for our annual meeting of stockholders in 2004. The Board of Directors has established the Audit Committee to:

•	provide assistance to the Board of Directors in fulfilling its oversight responsibility to our stockholders and others relating to: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditors; and

•	prepare the Audit Committee report that SEC proxy rules require to be included in our annual proxy statement.
      Dr. Daniels and Messrs. Noonan and Testman are members of the Audit Committee. During 2004, the Audit Committee held ten meetings. The Board of Directors has determined that all members of the Audit Committee are “independent,” as defined in the Nasdaq listing standards.
      The Board of Directors has established a Compensation Committee consisting of Dr. Strauss and Mr. Noonan, neither of whom are our employees. The Compensation Committee determines the compensation of our executive officers and administers our stock option plans. During 2004, the Compensation Committee held three meetings. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as defined in the Nasdaq listing standards.
      The Board of Directors has established a Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee:

•	monitors the size and composition of our Board of Directors;

•	assesses the performance and effectiveness of the Board of Directors;

•	makes recommendations from time to time, or whenever it is called upon to do so, regarding nominees for election to the Board of Directors; and

•	establishes, implements and monitors policies and procedures regarding principles of corporate governance, conduct and ethics for our directors, officers and employees.
      Mr. Noonan and Drs. Daniels and Strauss are members of the Nominating and Corporate Governance Committee. During 2004, the Nominating and Corporate Governance Committee held one meeting. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are “independent,” as defined in the Nasdaq listing standards. A copy of the current charter of the Nominating and Corporate Governance Committee is available on our website at www.endocare.com/investors/nominating charter.pdf
      The Nominating and Corporate Governance Committee will consider nominations submitted by our stockholders. The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. The charter of the Nominating and Corporate Governance Committee provides that the following are among the qualifications to be considered when evaluating and selecting candidates for the Board of Directors:

•	experience in business, finance or administration;

•	familiarity with our industry;

•	prominence and reputation; and

•	whether the individual has sufficient time available to devote to the work of the Board of Directors and one or more of its committees.
      In addition, our Corporate Governance Guidelines provide that Board members will possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters, and familiarity with our industry. In addition to having one or more of these core competencies, Board member nominees are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation and ability to understand our business.
      The Bylaws set forth the procedures that stockholders must follow in order to nominate persons for election as directors. The Bylaws provide that such nominations must be made pursuant to timely notice in writing to our Secretary, at 201 Technology Drive, Irvine, California 92618. To be timely, a stockholder’s notice must be delivered to or mailed and received at such address by no later than the due date for stockholder proposals that is specified in our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, which date shall be not less than one hundred twenty (120) calendar days in advance of the date of such proxy statement; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the previous year’s annual meeting, notice by the stockholder to be timely must be so received a reasonable time before we begin to print and mail our proxy materials.
      According to the Bylaws, such stockholder’s notice must set forth:

•	as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of our shares that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the

Securities Exchange Act of 1934 (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and

•	as to such stockholder giving notice, the following information: (A) the name and address, as they appear on our books, of such stockholder, (B) the class and number of our shares which are beneficially owned by such stockholder, and (C) any material interest of such stockholder in the election to our board of such nominee.

Communications to the Board of Directors
      The Board of Directors recommends that stockholders initiate any communications with the Board in writing and send them in care of our Secretary, at 201 Technology Drive, Irvine, California 92618. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed our Secretary, prior to forwarding any correspondence, to review such correspondence and, in his or her discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the company for review and possible response.
Director Compensation
      Each of our non-employee directors receives an annual retainer of $18,000 for his service as a director. The chairman of the audit committee, the chairman of the compensation committee and the chairman of the nominating and corporate governance committee each receives an additional annual retainer of $10,000. Each non-employee director also receives $1,000 for each meeting of our board of directors or any committee thereof that he attends in person and an additional payment of $500 for each meeting of our board of directors or any committee thereof that he attends telephonically. In addition, each non-employee director participates in our 2004 Non-Employee Director Option Program described below (the “2004 Director Program”). Directors are reimbursed for reasonable expenses incurred in connection with serving as directors.
      The 2004 Director Program was adopted by our Board of Directors in July 2004 as part of our 2004 Stock Incentive Plan, and became effective upon approval by our stockholders at the Annual Meeting of the Stockholders held September 10, 2004. The 2004 Director Program is subject to the terms and conditions of the 2004 Stock Incentive Plan. Under the 2004 Director Program, non-employee directors receive a stock option grant of 20,000 shares on January 10 of each year beginning in 2005. In addition, each non-employee director first elected or appointed to the Board after stockholder approval of the 2004 Stock Incentive Plan receives a stock option grant of 30,000 shares on the first trading day after such non-employee director is first elected or appointed to the Board. The Board has the discretion to amend the 2004 Director Program and increase or decrease the number of stock options granted to non-employee directors on an annual or other basis.
      On January 10, 2005, each person then serving as a non-employee director received the automatic 20,000 share option grant described above. In addition, Mr. Kentor received an initial 30,000 share option grant following his appointment to the Board. All of the options granted to non-employee directors were granted at an exercise price equal to the fair market value of the common stock on the date the options were granted.
      In light of the Sarbanes-Oxley Act and related regulations, we are currently considering revising our director compensation policies. If we do so, the compensation paid to directors may be increased.

Financial Code of Ethics
      We have adopted a financial code of ethics that applies to all of our employees. This financial code of ethics constitutes a “code of ethics,” as defined in SEC Regulation S-K Item 406(b). A copy of our financial code of ethics is available on our website at http://www.endocare.com/investor.html. If we make any amendments to our financial code of ethics, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our financial code of ethics to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, then we will disclose the nature of the amendment or waiver, its effective date and to whom it applies on our website athttp://www.endocare.com/investor.html or in a report on Form 8-K filed with the SEC.
Recommendation of the Board of Directors
      The Board of Directors unanimously recommends that the stockholders vote FOR each of the seven nominees listed herein.
PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT AUDITORS
      We are asking the stockholders to ratify the Board of Directors’ selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2005. Neither Ernst & Young LLP nor any of its members has any relationship with us or any of our affiliates, except in the firm’s capacity as our independent auditor.
      In the event the stockholders fail to ratify the selection, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent auditing firm at any time during the fiscal year if the Board of Directors feels that such a change would be in our and our stockholders’ best interests.
      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of a majority of our outstanding voting shares present or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

Fee Information
      The following table shows the fees paid or accrued by us for the audit and other services provided by our current independent auditor, Ernst & Young LLP, during 2003 and 2004. In accordance with its charter, our Audit Committee pre-approves all audit and non-audit services provided by our independent auditor to ensure that our independent auditor is not engaged to perform the specific non-audit services proscribed by law or regulation. Under its charter, our Audit Committee may delegate pre-approval authority to a member of the Audit Committee, and the decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next-scheduled meeting. Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor and has concluded that it is.

	2004		2003

Audit Fees, including our annual audits, review of our quarterly reports on Form 10-Q, audit of internal controls over financial reporting, and filings with the SEC	$2,078,119		$1,915,745
Audit-Related Fees, including review of documentation of internal controls over financial reporting	$362,775		—
Tax Fees, including tax compliance and tax advice	$457,126	(1)	$21,831
All Other Fees	—		—
Totals	$2,898,020		$1,937,576

(1)	The increase in tax fees from 2003 to 2004 is due primarily to tax compliance and consulting work performed in 2004 relating to state and local tax matters and employment tax matters, as well as amendments in 2004 to previously filed federal and state tax returns required by the restatement of our 2001 and prior financial results.
      None of the services related to audit-related fees, tax fees and all other fees described above were approved by our audit committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.
Dismissal of KPMG
      KPMG LLP (“KMPG”) previously served as our independent auditor. Our Board of Directors, upon recommendation of the Audit Committee, approved the dismissal of KPMG as our independent auditor, effective March 7, 2003.
      KPMG’s report on our consolidated financial statements as of and for the fiscal years ended December 31, 2000 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.
      As we previously reported in a press release dated December 12, 2002, KPMG notified the Audit Committee, by letter dated December 11, 2002 (the “KPMG Letter”), that KPMG’s report dated February 19, 2002, except as to notes 1 and 15, which are dated as of March 25, 2002, on our consolidated financial statements as of December 31, 2001, and for the year then ended, had been withdrawn and could no longer be relied upon. KPMG also advised the Audit Committee that it believed that sufficient evidence existed to conclude that our consolidated financial statements for the quarters ended March 31, 2002 and June 30, 2002 should not be relied upon. KPMG stated that it was unable to rely on the representations of our senior management and would continue to act as our independent auditor only if those concerns were satisfactorily resolved. KPMG subsequently notified us by letter dated September 16, 2003 that KPMG’s report dated February 19, 2002, except as to notes 1 and 15, which are dated as of March 25, 2002, on our consolidated financial statements as of December 31, 2000 and for the years ended December 31, 2000 and 1999, could no longer be relied upon.
      On March 14, 2003, we filed with the Securities and Exchange Commission a report on Form 8-K, which was amended on May 1, 2003 and May 16, 2003 (the “Form 8-K”). The Form 8-K stated that

KPMG had concluded that it was unable to rely on the representations of our management, based upon the totality of the circumstances described below.

Revenue Recognition

•	KPMG expressed concern in the KPMG Letter that we had recorded sales to customers of products that remained in company-controlled facilities at the time of KPMG’s performance of its most recent review procedures.

•	KPMG expressed concern in the KPMG Letter that we had recorded sales to customers of products that were shipped to company-controlled facilities, and then not delivered to the customers until a subsequent accounting period, remaining in company-controlled facilities as of the close of the accounting period in which the sales were recorded.

•	KPMG expressed concern in the KPMG Letter that we engaged in two transactions to acquire assets from customers concurrent with the sale by us of products to such customers, but that only the sales to the customers were recorded in our accounting records at the time of the sales, while the concurrent acquisitions of products from the customer were recognized in a different accounting period.

•	KPMG expressed concern in the KPMG Letter that all of the revenue related to certain multiple-element sales was fully recorded in a single accounting period, though certain of the components were not delivered until a subsequent accounting period.

•	KPMG expressed concern in the KPMG Letter that sales to one customer ultimately were delivered to a warehouse secured and paid for by one of our sales representatives, for which the sales representative was reimbursed through his expense report, and that the accounting records noted that the sale was delivered to the customer location.

Expense Recognition

•	KMPG expressed concern in the KPMG Letter that notations on supporting documentation for at least two expense transactions could be interpreted to indicate that our senior management had instructed subordinates to record the related transactions outside of our normal policies and procedures, and potentially not in accordance with generally accepted accounting principles.

•	KPMG expressed concern in the KPMG Letter that expenses associated with certain products or services purchased by us knowingly were not accrued in the proper accounting period.

Accounts Receivable

•	KPMG expressed concern in the KPMG Letter that in two instances we had recorded cash receipts from customers as a reduction of accounts receivable near quarter end, where, at least in one instance, management knew the underlying check had been rejected by the bank for insufficient funds prior to the issuance of our financial statements and the filing of our corresponding report on Form 10-Q.

•	KPMG expressed concern in the KPMG Letter that there were cash receipts from customers recorded as a reduction of accounts receivable if the customer check was dated prior to the end of the accounting period, even though physical receipt of the check occurred after the end of the accounting period.

•	KPMG expressed concern in the KPMG Letter that one customer concession had been granted by senior management some period of time after the date of the original sale to facilitate payment of an outstanding account receivable by the customer, and that the concession was recorded in a period subsequent to when the cash receipt was recorded, despite the apparent linkage between the concession and the payment of cash by the customer.

      The Form 8-K indicated that the Audit Committee had investigated the matters described above and expressed certain views with respect to such matters, including that the Audit Committee disagreed with KPMG’s conclusion that it could not rely on the representations made by our then-senior management. The Form 8-K also stated that the Audit Committee had discussed with KPMG the subject matter of the disagreement, and that we had asked our new independent auditor, Ernst & Young LLP, to consider the issues raised in the KPMG letter in connection with its reaudit of our financial statements for the fiscal years ended December 31, 2000 and 2001 and the audit for the fiscal year ended December 31, 2002. In addition, the Form 8-K stated that we had authorized KPMG to respond fully to the inquiries of Ernst & Young LLP concerning the matters described above.
      Our Audit Committee has since overseen an additional investigation regarding the matters described above, and discussed extensively with Ernst & Young LLP the results of its reaudit of our financial statements for the fiscal years ended December 31, 2000 and 2001 and audit for the fiscal year ended December 31, 2002. In view of that substantial additional work performed since the KPMG dismissal, and the various adjustments to the previously audited financial statements, the Audit Committee has reconsidered the views and conclusions expressed in the Form 8-K. The views expressed in this proxy statement are the only views on the subject that the Audit Committee currently holds.
      At the time of its dismissal, KPMG had expressed the conclusions that the previously prepared financial statements did not reflect either the facts or substance of certain transactions, and that it was unable to rely on representations that our then-senior management had confirmed to the best of its knowledge and belief. The Audit Committee and KPMG discussed KPMG’s conclusion that KPMG was unable to rely on representations of our then-senior management. However, after its receipt of the KPMG Letter, the Audit Committee was unable to discuss with KPMG the specific transactions described in the KPMG Letter, because KPMG declined to resume any services on our behalf unless and until KPMG’s concerns regarding its ability to rely on representations of our then-senior management had been resolved to KPMG’s satisfaction. Please note that KPMG has provided to us the letter included in Appendix A attached hereto, in which KPMG states, among other things, that the preceding sentence “is inaccurate in that [KPMG] did, in fact, discuss with the Audit Committee many of the specific transactions described in the KPMG Letter when it was delivered to the Audit Committee on December 11, 2002, and as well as on several occasions prior to that date. [KPMG] also never expressed to the Audit Committee [KPMG’s] unwillingness to discuss the specific transactions subsequent to that date.”
      In light of the totality of the information now available, including the revised financial statements for 1999 and subsequent periods, the Audit Committee now agrees with KPMG’s conclusion that the previously prepared financial statements did not reflect either the facts or substance of certain transactions. Therefore, under the circumstances, it does not disagree with the conclusion that KPMG could not rely on certain of the factual statements included in management’s representations, including those to the effect that the financial statements conformed with generally accepted accounting principles.
      Other than as described above, there have been no “reportable events” (as that term is used in Item 304(a)(1)(v) of Regulation S-K) during our two most recent fiscal years and the subsequent interim period prior to KPMG’s dismissal.
Statement from KPMG
      As noted above, in response to the description included above under “Dismissal of KPMG,” KPMG provided to us the letter included in Appendix A attached hereto.
Appointment of Ernst & Young LLP
      The Board of Directors, upon recommendation of the Audit Committee, approved the appointment of Ernst & Young LLP as our new independent auditor, effective April 1, 2003. During our two most recent fiscal years and the subsequent interim period prior to the appointment of Ernst & Young LLP, we did not consult with Ernst & Young LLP regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Recommendation of the Board of Directors
      The Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditor for the fiscal year ending December 31, 2005.
PROPOSAL NO. 3
OTHER MATTERS
      We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the Proxyholders to vote the shares of common stock represented by Proxies as our Board of Directors may recommend. By the execution of the enclosed Proxy, you grant discretionary authority to the Proxyholders with respect to such other matters.
PRINCIPAL STOCKHOLDERS
      The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2005, unless otherwise noted, by:

•	each stockholder known to us to own beneficially more than 5% of our common stock;

•	each of our directors, nominees and executive officers;

•	each of our Named Executive Officers listed in the “Summary 2004 Compensation Table” included in this proxy statement; and

•	all of our current directors and executive officers as a group.
      Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power relating to securities. Shares of common stock subject to options or convertible securities currently exercisable or exercisable within 60 days are deemed to be outstanding for computing the percentage of the person holding such securities and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. None of the directors, nominees, executive officers or named executed officers listed below owns any shares of common stock of record but not beneficially. Except as otherwise noted below, the address of each person or entity listed on the table is 201 Technology Drive, Irvine, California 92618.

	Amount and Nature
	of Beneficial	Percentage
Name and Address	Ownership(1)	of Total

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
John R. Daniels, M.D.(2)	194,115	*
Craig T. Davenport(3)	451,037	1.5%
David L. Goldsmith(4)	3,000	*
Eric S. Kentor(5)	—	*
Terrence A. Noonan(6)	10,000	*
Michael J. Strauss, M.D.(7)	70,000	*
Thomas R. Testman(8)	25,000	*
William J. Nydam(9)	702,690	2.3%
Michael R. Rodriguez(10)	—	*
All current directors and executive officers as a group (8 persons)(11)	1,452,842	4.7%
NAMED EXECUTIVE OFFICERS WHO NO LONGER ARE EXECUTIVE OFFICERS
Katherine Greenberg(12)	153,139	*
5% STOCKHOLDERS
State of Wisconsin Investment Board(13)	3,075,500	10.3%
P.O. Box 7842
Madison, WI 53707
Entities and individuals affiliated with WS Capital, L.L.C. and WSV Management, L.L.C.(14)	2,168,280	7.1%
300 Crescent Court, Suite 1111
Dallas, TX 75201

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock relating to options or convertible securities currently exercisable, or exercisable within 60 days of March 31, 2005, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. As of March 31, 2005, there were 29,987,756 shares of our common stock outstanding.

(2)	Includes (i) 108,303 outstanding shares and (ii) 75,812 shares underlying currently exercisable warrants held by Dr. Daniels and his wife AnnaMarie Daniels, as trustees of the Daniels Family Trust UTA 1993. Also includes 10,000 shares subject to options that are exercisable within 60 days after March 31, 2005. Dr. Daniels received an option to purchase 20,000 shares of common stock granted on January 10, 2005, of which no shares are exercisable within 60 days after March 31, 2005.

(3)	Includes 337,500 shares subject to options that are exercisable within 60 days after March 31, 2005 and warrants to purchase 46,750 shares of common stock, all of which are currently exercisable.

(4)	Consists of 1,500 shares held by Mr. Goldsmith, as trustee of the Leah Goldsmith Trust dated January 24, 1998, 750 shares held by Mr. Goldsmith, as trustee of the Aaron Goldsmith Trust, dated January 24, 1998, and 750 shares held by Aaron Goldsmith, Mr. Goldsmith’s son.

(5)	Mr. Kentor has served as a director since February 2005. Mr. Kentor received an option to purchase 30,000 shares of common stock granted on February 23, 2005, of which no shares are exercisable within 60 days after March 31, 2005.

(6)	Represents 10,000 shares subject to options that are exercisable within 60 days after March 31, 2005. Mr. Noonan received an option to purchase 20,000 shares of common stock granted on January 10, 2005, of which no shares are exercisable within 60 days after March 31, 2005.

(7)	Includes 55,000 shares subject to options that are exercisable within 60 days after March 31, 2005. Dr. Strauss received an option to purchase 20,000 shares of common stock granted on January 10, 2005, of which no shares are exercisable within 60 days after March 31, 2005.

(8)	Represents 25,000 shares subject to options that are exercisable within 60 days after March 31, 2005. Mr. Testman received an option to purchase 20,000 shares of common stock granted on January 10, 2005, of which no shares are exercisable within 60 days after March 31, 2005.

(9)	Includes 395,833 shares subject to options that are exercisable within 60 days after March 31, 2005 and warrants to purchase 126,352 shares of common stock, all of which are currently exercisable.

(10)	Mr. Rodriguez received options to purchase 275,000 shares of common stock granted on August 18, 2004, of which no shares are exercisable within 60 days after March 31, 2005.

(11)	Includes 833,333 shares subject to options that are exercisable within 60 days after March 31, 2005 and warrants to purchase 248,914 shares of common stock, all of which are currently exercisable. Beneficial ownership of our common stock by Ms. Greenberg is not included in this calculation as she is no longer an executive officer.

(12)	Represents 153,139 shares subject to options that are exercisable within 60 days after March 31, 2005.

(13)	Pursuant to a Schedule 13G/A filed on February 8, 2005 with the SEC, the State of Wisconsin Investment Board reported sole voting and dispositive power over 3,075,500 shares.

(14)	Pursuant to a joint Schedule 13G filed on March 10, 2005 with the SEC: (i) WS Capital, L.L.C. reported that it had sole voting and dispositive power over 1,720,909 shares; (ii) W.S. Capital Management, L.P. reported that it had shared voting and dispositive power over 1,720,909 shares; (iii) Walker Smith Capital, L.P. reported that it had sole voting and dispositive power over 132,428 shares; (iv) Walker Smith Capital (Q.P.), L.P. reported that it had sole voting and dispositive power over 625,821 shares; (v) Walker Smith International Fund, Ltd. reported that it had sole voting and dispositive power over 962,660 shares; (vi) WSV Management, L.L.C. reported that it had sole voting and dispositive power over 447,371 shares; (vii) WS Ventures Management, L.P. reported that it had sole voting and dispositive power over 447,371 shares; (viii) WS Opportunity Fund (Q.P.), L.P. reported that it had sole voting and dispositive power over 137,090 shares; (ix) WS Opportunity Fund International, Ltd. reported that it had sole voting and dispositive power over 182,840 shares; (x) Reid S. Walker reported that he had sole voting and dispositive power over 2,168,280 shares; (xi) G. Stacy Smith reported that he had sole voting and dispositive power over 2,168,280 shares; and (xii) Patrick P. Walker reported that he had sole voting and dispositive power over 447,371 shares. In addition to the shares noted in the table above, the joint Schedule 13G filed on March 10, 2005 also indicates that: (i) BC Advisors, LLC had sole voting and dispositive power over 908,107 shares; (ii) SRB Management, L.P. had sole voting and dispositive power over 908,107 shares; (iii) SRB Greenway Capital, L.P. had sole voting and dispositive power over 102,986 shares; (iv) SRB Greenway Capital (Q.P.), L.P. had sole voting and dispositive power over 736,238 shares; (v) SRB Greenway Offshore Operating Fund, L.P. had sole voting and dispositive power over 68,883 shares; and (vi) Steven R. Becker had sole voting and dispositive power over 908,107 shares. Pursuant to a letter agreement, Steven R. Becker may collaborate with Reid S. Walker, G. Stacy Smith and Patrick P. Walker on investment strategies from time to time.

EXECUTIVE OFFICERS
      Our executive officers as of March 31, 2005 are as follows:

Name	Age	Position with Endocare

Craig T. Davenport	52	Chairman and Chief Executive Officer
William J. Nydam	55	President and Chief Operating Officer
Michael R. Rodriguez	37	Senior Vice President, Finance, Chief Financial Officer and Secretary
      Craig T. Davenport has served as our chief executive officer since December 2003 and as our chairman since January 2004. For additional information regarding Mr. Davenport, see above under “Directors and Nominees.”
      William J. Nydam has served as president and chief operating officer since March 2003. Mr. Nydam also currently is a board member and the chairman of the audit committee of Specialty Laboratories, Inc. Prior to joining us, Mr. Nydam was president and chief executive officer of Pulse Metric, Inc., a cardiovascular device company, from September 2001 to December 2002. Mr. Nydam previously served as senior vice president for Science Applications International Corporation, an employee-owned research and engineering firm, from September 1999 to August 2001. Prior to that time, Mr. Nydam worked for Premier, Inc., a national alliance of healthcare providers, where he served as executive vice president from April 1996 to August 1999, chief operating officer from May 1992 to March 1996 and senior vice president and chief financial officer from January 1986 to April 1992. Mr. Nydam holds a B.S. degree in accounting and an M.B.A. from the University of California at Berkeley and he is a certified public accountant.
      Michael R. Rodriguez joined us in August 2004 as senior vice president, finance, chief financial officer and secretary. Since January 2004, Mr. Rodriguez has served as a consultant to us, assisting us in working on a variety of financial and operational projects and, more recently, assisting with work regarding our compliance with Section 404 of the Sarbanes-Oxley Act. In that capacity he reported directly to our president and chief operating officer William J. Nydam. Prior to joining us as a consultant, Mr. Rodriguez served as executive vice president and chief financial officer of Directfit, Inc., a provider of information technology staffing services, from June 2000 to November 2003. From September 1997 to June 2000, Mr. Rodriguez held a variety of positions, including senior vice president and chief financial officer, with Tickets.com, Inc., a publicly-traded Internet-based provider of entertainment ticketing services and software. From June 1995 to September 1997, Mr. Rodriguez was corporate controller and director of finance at EDiX Corporation, a medical informatics company. Mr. Rodriguez began his career at Arthur Andersen LLP and was with that firm from 1989 to 1993. Mr. Rodriguez holds a B.S. degree in accounting from the University of Southern California and an M.B.A. from Stanford University and he is a certified public accountant.
EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary of Cash and Certain Other Compensation
      The following table sets forth summary information regarding the compensation earned by our chief executive officer and each of our other most highly compensated executive officers employed by us as of December 31, 2004 and whose salary and bonus for the fiscal year ended December 31, 2004 was in excess of $100,000 for their services rendered in all capacities to us. This table also sets forth summary information for Katherine Greenberg, our former senior vice president, chief financial officer and secretary, who served as an executive officer for a portion of 2004. No executive officers who would have otherwise been included in this table on the basis of salary and bonus earned for the fiscal 2004 year have been excluded by reason of his or her termination of employment or change in executive status during that year. The listed individuals are hereinafter referred to as the “Named Executive Officers.”
Summary 2004 Compensation Table

					Long-Term
					Compensation

	Annual Compensation				Award Securities
				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Compensation(2)	Options/SARS(3)	Compensation

Craig T. Davenport(4)	2004	$300,000	$102,375	—	—	$9,206	(9)
Chairman and Chief	2003	$12,500	$174,450	—	1,000,000	$218,876	(8)
Executive Officer
William J. Nydam(5)	2004	$252,000	$68,942	$14,146	—	$10,353	(9)
President and Chief	2003	$202,769	$55,766	$10,946	750,000	$7,094	(9)
Operating Officer
Michael R. Rodriguez(6)	2004	$68,974	$20,200	—	275,000	$174,184	(9),(10)
Senior Vice President,	2003	—	—	—	—	—
Finance, Chief Financial Officer and Secretary
Katherine Greenberg(7)	2004	$206,009	—	$5,750	—	$4,996	(9)
Former Senior Vice President,	2003	$154,162	$61,423	$3,042	250,000	$5,144	(9)
Finance, Chief Financial Officer
and Secretary

(1)	Reflects bonuses earned during the fiscal year indicated, regardless of when such bonuses were paid.

(2)	This amount represents an automobile allowance.

(3)	We do not grant Stock Appreciation Rights.

(4)	Mr. Davenport joined us in December 2003 as our chief executive officer and became our chairman in January 2004.

(5)	Mr. Nydam joined us in March 2003 as our president and chief operating officer.

(6)	Mr. Rodriguez joined us in August 2004 as our senior vice president, finance, chief financial officer and secretary.

(7)	Ms. Greenberg joined us in March 2003 as our senior vice president and chief financial officer and became our secretary on June 2003. Ms. Greenberg resigned from these positions in August 2004.

(8)	Represents consulting payments that we made to Mr. Davenport before he became our chief executive officer, pursuant to the terms of a consulting agreement that we entered into with Mr. Davenport in August 2003.

(9)	The amounts include the value of our contributions on behalf of each Named Executive Officer under our 401(k) plan, medical plan and group term life insurance plan. These contributions were: for Mr. Nydam, $7,094 in 2003 and $10,353 in 2004; for Ms. Greenberg, $5,144 in 2003 and $4,996 in 2004; for Mr. Rodriguez, $2,184 in 2004; and for Mr. Davenport, $9,206 in 2004. In addition, each of the Named Executed Officers was entitled to be reimbursed by us for dental and vision care, but the amounts that we actually reimbursed during each year were not material individually or in the aggregate.

(10)	Includes $172,000 in consulting payments that were made to Mr. Rodriguez before he became our senior vice president, finance, chief financial officer and secretary in August 2004, pursuant to the terms of a consulting agreement that we entered into with Mr. Rodriguez in December 2003.

Stock Option Grants
      The following table sets forth information concerning each grant of stock options made during 2004 to each of the Named Executive Officers.
Option Grants in Last Fiscal Year

			Percent of			Potential Realizable
			Total			Value at Assumed Annual
	Number of		Options			Rates of Stock Price
	Shares		Granted to	Exercise		Appreciation for Option
	Underlying		Employees	Price Per		Terms ($)(4)
	Options		in Fiscal	Share	Expiration
Name	Granted(1)		Year(2)	($/Share)(3)	Date	5%	10%

Craig T. Davenport	—
William J. Nydam	—
Michael R. Rodriguez	275,000	(1)	2.04%	$2.15	8/18/2014	$371,834	$942,300
Katherine Greenberg	—

(1)	All options become fully vested and exercisable (unless assumed by the successor entity or its parent or otherwise in accordance with the 2004 Stock Incentive Plan) upon (i) a dissolution, liquidation or sale of substantially all our assets, (ii) any reorganization, merger or consolidation in which we do not survive or in which our shares outstanding prior to the transaction are converted into other property or in which we experience a change in control (iii) an acquisition of 50% or more of our stock. Unless otherwise noted, prior to and in the absence of such merger, sale or acquisition, the options vest over a four-year period, with 25% to vest on the one year anniversary date and the remaining 75% to vest in equal monthly installments thereafter over the following three years. Each option has a maximum term of 10 years measured from the grant date, subject to earlier termination upon the optionee’s cessation of service with us. The shares subject to each option become exercisable only if vested.

(2)	Percentages are based on an aggregate of 1,347,500 options granted to our employees under our 1995 Stock Plan and 2004 Stock Incentive Plan during 2004. No options were granted to our employees outside of these plans in 2004.

(3)	The exercise price may be paid in cash, in shares of common stock valued at fair market value on the exercise date or through a broker-assisted cashless exercise procedure involving a same-day sale of the purchased shares.

(4)	The potential realizable value is calculated based on the term of the option at its time of grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option. We do not provide assurance to any Named Executive Officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock does in fact appreciate over the option term, no value will be realized from the option grants made to the Named Executive Officers.

Aggregate Option Exercises in 2004 and Option Values at December 31, 2004
      The following table sets forth certain information, with respect to the Named Executive Officers, concerning the exercise of options during our 2004 fiscal year and unexercised options held by them at the end of that fiscal year. No stock appreciation rights were exercised by the Named Executive Officers during such fiscal year, and no stock appreciation rights were held by them at the end of such fiscal year.
Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Shares		Value of Unexercised
	Number of		Underlying Unexercised		In-the-Money Options as of
	Shares		Options as of 31-Dec-04		December 31, 2003(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Craig T. Davenport	—	—	243,750	756,250	—	—
William J. Nydam	—	—	281,250	468,750	$28,125	$46,875
Michael R. Rodriguez	—	—	—	275,000	—	$55,000
Katherine Greenberg	—	—	130,100	119,900	$13,010	$11,990

(1)	Based on the market price of $2.35 per share, which was the average of the high and low sales prices per share of common stock as reflected on December 31, 2004. Our common stock has not traded on the Nasdaq National Market since December 11, 2002 and was subsequently delisted. As such, the values listed above reflect the trading price of our delisted shares and may or may not reflect the true value of our common stock.
Employment Contracts, Severance Agreements and Change of Control Arrangements
      In connection with option grants, we have entered into stock option agreements with each employee holding one or more outstanding options under the 1995 Stock Plan and 2004 Stock Incentive Plan, including our Named Executive Officers. Options issued under the 1995 Stock Plan and 2004 Stock Incentive Plan may automatically vest on an accelerated basis in the event of the following:

•	a dissolution, liquidation or sale of substantially all our assets;

•	any reorganization, merger or consolidation in which we are not the surviving entity; or

•	an acquisition of 50% or more of our stock.
      We have not entered into employment or severance agreements with any of the Named Executive Officers, except as described below.

Employment Agreement with Mr. Davenport
      We have entered into an employment agreement with Mr. Davenport, dated as of December 15, 2003. Under his employment agreement, Mr. Davenport’s initial base salary was $300,000 per year, and Mr. Davenport is eligible to receive an annual bonus of up to 45% of his base salary. In addition, the employment agreement provides for a cash signing and relocation bonus of $174,450, payable on December 15, 2003. The employment agreement also provides that we will reimburse Mr. Davenport for interim housing and other temporary living expenses, in an aggregate amount of up to $36,000. Effective as of December 16, 2004, Mr. Davenport’s annual base salary increased from $300,000 to $312,000 pursuant to the terms of his employment agreement, which provides for the review and adjustment of Mr. Davenport’s base salary in accordance with our procedures for adjusting salaries for senior executives.
      Pursuant to his employment agreement, Mr. Davenport received options to purchase 900,000 shares of our common stock, at an exercise price per share equal to $4.27. These options vested as to 25% of the shares on December 15, 2003 and vest as to 1/48th of the shares beginning on January 15, 2005 and at the end of each monthly anniversary thereafter. The vesting will accelerate upon the occurrence of a change in control. These options expire on the tenth anniversary of Mr. Davenport’s employment.

      Pursuant to his employment agreement, Mr. Davenport also received additional options to purchase 100,000 shares of our common stock, at an exercise price per share equal to $4.27. These options vest upon the first to occur of the attainment of performance objectives that have been mutually agreed upon with Mr. Davenport or December 15, 2008. The vesting will accelerate upon the occurrence of a change in control. These options expire on the tenth anniversary of Mr. Davenport’s employment.
      Mr. Davenport’s employment agreement also provides that, if we terminate Mr. Davenport’s employment other than for “cause” (as defined in the employment agreement) or if Mr. Davenport terminates his employment for “good reason” (as defined in the employment agreement), or if Mr. Davenport dies or becomes disabled as a direct result of business-related activities, then, during the “severance period” (i) we will continue to pay to Mr. Davenport his base salary and annual bonus and make available to Mr. Davenport the benefits made generally available by us to our employees, and (ii) all of his current options will continue to vest during the severance period. Mr. Davenport, at his option, may elect to have the cash severance described above paid in one lump sum payment within five business days of the applicable termination of his employment. If the date of Mr. Davenport’s termination is on or before December 15, 2004, then the term “severance period” means the period beginning on the date of Mr. Davenport’s termination and ending on December 15, 2005. If the date of Mr. Davenport’s termination is after December 15, 2004, then the term “severance period” means the twelve (12)-month period immediately following the date of Mr. Davenport’s termination.
      Effective as of April 28, 2005, we entered into an amendment to Mr. Davenport’s employment agreement pursuant to which we (i) increased his annual base salary to $390,000 per year effective March 1, 2005, (ii) provided that he is eligible to receive an annual bonus of up to 85% of his base salary (iii) granted to Mr. Davenport an additional non-qualified stock option to purchase 225,000 shares of our common stock, and (iv) provided that Mr. Davenport will be entitled to receive a minimum aggregate amount of $750,000 in cash if he terminates his employment at any time within the 180-day period immediately following the six (6)-month anniversary of the date of the occurrence of a change in control to the extent such $750,000 payment exceeds amounts otherwise payable pursuant to the formula contained in the employment agreement.
      Prior to his employment with us, we paid to Mr. Davenport $218,876 pursuant to a consulting agreement that we entered into with Mr. Davenport in August 2003.

Employment Agreement with Mr. Nydam
      We have entered into an employment agreement with Mr. Nydam, dated as of March 3, 2003. Under his employment agreement, Mr. Nydam’s initial base salary was $240,000 per year, and Mr. Nydam is eligible to receive an annual bonus of up to 40% of his base salary. In addition, the employment agreement provides for a cash signing bonus of $15,000, and a cash performance bonus of $10,000 promptly after we are in full compliance with our obligations as a reporting company pursuant to the Securities Exchange Act of 1934, as amended. Mr. Nydam’s annual base salary increased from $240,000 to $254,400 per year, effective as of February 16, 2004, and from $254,400 to $262,032 per year, effective February 23, 2005, pursuant to the terms of his employment agreement, which provides for the review and adjustment of Mr. Nydam’s base salary in accordance with our procedures for adjusting salaries for senior executives.
      Pursuant to his employment agreement, Mr. Nydam received options to purchase 500,000 shares of our common stock, at an exercise price equal to the fair market value of the common stock on the grant date. These options vest as to 25% of the shares on the first anniversary of Mr. Nydam’s employment and 1/48th of the shares at the end of each monthly anniversary thereafter. The vesting will accelerate upon the occurrence of a change in control. These options expire on the tenth anniversary of Mr. Nydam’s employment.
      Pursuant to his employment agreement, Mr. Nydam also received additional options to purchase 250,000 shares of our common stock, at an exercise price equal to the fair market value of the common stock on the grant date. These options vest upon the attainment of performance objectives that have been mutually agreed upon by us and Mr. Nydam, or 5 years, whichever occurs first. The vesting will accelerate upon the occurrence of a change in control. These options expire on the tenth anniversary of Mr. Nydam’s employment.
      Mr. Nydam’s employment agreement also provides that, if we terminate Mr. Nydam’s employment other than for “cause” (as defined in the employment agreement) or if Mr. Nydam terminates his employment for “good reason” (as defined in the employment agreement), then, during the 12-month period immediately following the date of Mr. Nydam’s termination, (i) we will continue to pay to Mr. Nydam his base salary and make available to Mr. Nydam the benefits made generally available by us to our employees, and (ii) his first group of options, covering 500,000 shares of common stock, will continue to vest for a one year period following such termination.

Employment Agreement with Mr. Rodriguez
      We have entered into an employment agreement with Mr. Rodriguez, dated as of August 11, 2004. Under his employment agreement, Mr. Rodriguez’s initial base salary was $200,000 per year, and Mr. Rodriguez is eligible to receive an annual bonus of up to 40% of his base salary. In addition, we agreed to pay to Mr. Rodriguez a $20,000 signing bonus within 30 days of the effective date of his employment agreement. Effective as of February 23, 2005, Mr. Rodriguez’s annual base salary increased from $200,000 to $202,000 pursuant to the terms of his employment agreement, which provides for the review and adjustment of Mr. Rodriguez’s base salary in accordance with our procedures for adjusting salaries for senior executives.
      Pursuant to his employment agreement, Mr. Rodriguez received options to purchase 275,000 shares of our common stock, at an exercise price equal to the fair market value of the common stock on the grant date. These options vest as to 25% of the shares on the first anniversary of Mr. Rodriguez’s employment and 1/48th of the shares at the end of each monthly anniversary thereafter. The vesting will accelerate upon the occurrence of a change in control. These options expire on the tenth anniversary of Mr. Rodriguez’s employment.
      Mr. Rodriguez’s employment agreement also provides that, if we terminate Mr. Rodriguez’s employment other than for “cause” (as defined in the employment agreement) or if Mr. Rodriguez terminates his employment for “good reason” (as defined in the employment agreement), then, during the period of time from the termination date until the first anniversary of the termination day, we will continue to pay to Mr. Rodriguez his base salary and make available to Mr. Rodriguez the benefits made generally available by us to our employees, to the extent permitted under applicable law and the terms of the benefit plans.
      Prior to his employment with us, we paid to Mr. Rodriguez $172,000 pursuant to a consulting agreement that we entered into with Mr. Rodriguez in December 2003.

Employment Agreement with and Resignation of Ms. Greenberg
      We previously entered into an employment agreement with Ms. Greenberg, dated as of March 25, 2003 and amended as of September 14, 2003. Under her employment agreement, Ms. Greenberg’s initial base salary was $185,000 per year, and Ms. Greenberg was eligible to receive an annual bonus of up to 40% of her base salary.
      Pursuant to her employment agreement, Ms. Greenberg received options to purchase 250,000 shares of our common stock, at an exercise price equal to the fair market value of the common stock on the grant date. These options vest as to 25% of the shares on the first anniversary of Ms. Greenberg’s employment and 1/48th of the shares at the end of each monthly anniversary thereafter. The vesting will accelerate upon the occurrence of a change in control. These options expire on the tenth anniversary of Ms. Greenberg’s employment.
      Ms. Greenberg’s employment agreement also provided that, if we terminate Ms. Greenberg’s employment other than for “cause” (as defined in the employment agreement) or if Ms. Greenberg terminates her employment within six months of the occurrence of an event that constitutes “good reason”

(as defined in the employment agreement), then, during the 12-month period immediately following the date of Ms. Greenberg’s termination, (i) we will continue to pay to Ms. Greenberg her base salary and make available to Ms. Greenberg the benefits made generally available by us to our employees, and (ii) her options will continue to vest for a one year period following such termination. In June 2004, we entered into a letter agreement with Ms. Greenberg pursuant to which we agreed to toll until August 15, 2004 the six-month notice period applicable to termination for “good reason” with respect to any facts or circumstances that arose from December 2003 through February 2004.
      Ms. Greenberg resigned as our Chief Financial Officer and Senior Vice President, effective August 10, 2004. On August 27, 2004, we executed a General Release of All Claims with Ms. Greenberg, which is effective as of August 10, 2004. Pursuant to the terms of the General Release, we agreed to continue to pay Ms. Greenberg her current base salary of $185,000 per year via semi-monthly salary continuation payments for a period of 12 months following her resignation. In addition, to the extent that Ms. Greenberg elects to receive continuation of her health benefits pursuant to COBRA during the 12 months following her resignation, we have agreed to reimburse her for the monthly cost of such benefits, up to the monthly amount we paid for such benefits prior to her resignation. Finally, we have agreed to permit Ms. Greenberg to continue to vest in all stock options previously granted by us through July 31, 2005. In consideration for these and other benefits included in the General Release, Ms. Greenberg has provided us with a general release of claims and has agreed to cooperate in helping us with the transition of her successor.
Equity Compensation Plan Information
      The following table provides information as of December 31, 2004 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by us in connection with mergers and acquisitions of the companies which originally granted those options. Footnote (6) to the table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2004, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	A		B	C

				Remaining Available for
	Number of Securities			Future Issuance Under
	to be Issued Upon		Weighted Average	Equity Compensation Plans
	Exercise of		Exercise Price of	(Excluding Securities
Plan Category	Outstanding Options		Outstanding Options	Reflected in Column A)

Equity Compensation Plans Approved by Security Holders(1)	2,786,811	(3)	$5.34	1,110,090	(4)
Equity Compensation Plans not Approved by Security Holders(2)	2,568,333		$4.03	251,667	(5)
Total	5,355,144		$4.72	1,361,757

(1)	Consists of the 1995 Stock Plan, 1995 Director Option Plan and 2004 Stock Incentive Plan.

(2)	Consists of options to purchase 183,333 shares under the 2002 Supplemental Stock Plan, options to purchase 1,000,000 shares granted to Mr. Davenport in December 2003, options to purchase 750,000 shares granted to Mr. Nydam in March 2003, options to purchase 250,000 shares granted to Ms. Greenberg in March 2003 and options to purchase 385,000 shares granted in October 2003 to John V. Cracchiolo, our former chief operating officer, chief financial officer and secretary.

(3)	Consists of 1,937,811 shares to be issued upon the exercise of options outstanding under the 1995 Stock Plan, 140,000 shares to be issued upon the exercise of options outstanding under the 1995 Director Option Plan and 709,000 shares to be issued upon the exercise of options outstanding under the 2004 Stock Incentive Plan.

(4)	Consists of shares available for future issuance under the 2004 Stock Incentive Plan. The number of shares of common stock available for issuance under the 2004 Stock Incentive Plan automatically increases on the first trading day of each calendar year by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 1,000,000 shares of common stock.

(5)	Consists of shares available for future issuance under the 2002 Supplemental Stock Plan.

(6)	The table does not include information for equity compensation plans assumed by us in connection with mergers and acquisitions of the companies which originally established those plans. As of December 31, 2004, a total of 6,538 shares of our common stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $7.25 per share. No additional options may be granted under those assumed plans.

Equity Compensation Plans Not Approved by Security Holders

2002 Supplemental Stock Plan
      Under our 2002 Supplemental Stock Plan, employees, consultants and outside directors may be granted options to purchase shares of our common stock. All options granted under the 2002 Supplemental Stock Plan are nonstatutory stock options, i.e., options that do not qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of each option granted under the 2002 Supplemental Stock Plan must be at least 85% of the fair market value per share of our common stock on the date of grant. The maximum aggregate number of shares of our common stock that may be issued upon the exercise of options under the 2002 Supplemental Stock Plan is 435,000 shares.
      The 2002 Supplemental Stock Plan became effective on June 25, 2002 and will continue in effect until June 24, 2012, unless earlier terminated in accordance with the terms of the Plan. The 2002 Supplemental Stock Plan terminates automatically upon certain extraordinary events, such as a sale of all or substantially all of our assets, a merger in which we do not survive or the acquisition by any person or group of beneficial ownership of more than 50% of our common stock. If such an extraordinary event occurs, all options granted under the 2002 Supplemental Stock Plan become fully exercisable, and each optionee has the right to exercise any unexpired options immediately prior to the occurrence of the extraordinary event.

Options Granted to Messrs. Davenport and Nydam and Ms. Greenberg
      The options that we granted in 2003 to Messrs. Davenport and Nydam and Ms. Greenberg are described above under “Employment Contracts, Severance Agreements and Change of Control Arrangements.”

Options Granted to Mr. Cracchiolo
      Mr. Cracchiolo’s employment agreement provided that, as of March 3, 2003, all of Mr. Cracchiolo’s outstanding options to acquire shares of our common stock were cancelled. In exchange for the cancellation of his options and pursuant to the terms of Mr. Cracchiolo’s employment agreement, on October 30, 2003 we granted to Mr. Cracchiolo replacement options to acquire 385,000 shares of our common stock, at an exercise price of $4.50 per share. The replacement options were fully vested and exercisable upon grant.
Compensation Committee Interlocks and Insider Participation
      Our compensation committee consists of Dr. Strauss and Mr. Noonan, neither of whom was at any time during fiscal 2004 or at any other time our officer or employee. There are no compensation committee interlocks between us and other entities involving our executive officers and board members who serve as executive officers or board members of such other entities.
      The following reports of the Compensation Committee and the Audit Committee, references to the independence of the Audit Committee members, Audit Committee Charter and Stock Performance Graph should not be considered to be part of this Proxy Statement. Any current or future cross-references to this Proxy Statement in filings with the Securities and Exchange Commission under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, will not include the reports or graph reproduced below or the Audit Committee Charter.
Report of the Compensation Committee of the Board of Directors
      The Compensation Committee of the Board is comprised of Dr. Strauss and Mr. Noonan, two non-employee Directors, who administer our executive compensation programs and policies. Dr. Strauss is the Chairman of the Compensation Committee. Our executive compensation programs are designed to attract, motivate and retain the executive talent needed to maximize stockholder value in a competitive environment. The programs are intended to support the goal of increasing stockholder value while facilitating our business strategies and long-range plans. The following is the Compensation Committee’s report submitted to the Board addressing the compensation of our executive officers for fiscal 2004.
      Compensation Policy and Philosophy: Our executive compensation policy is (i) designed to establish an appropriate relationship between executive pay and our annual performance, our long-term growth objectives and our ability to attract and retain qualified executive officers and (ii) based on the belief that the interests of the executives should be closely aligned with our stockholders. The Compensation Committee attempts to achieve these goals by integrating competitive annual base salaries and incentive bonuses with stock options granted under our 2004 Stock Incentive Plan. In support of this philosophy, a meaningful portion of executive compensation is placed at-risk and linked to our financial performance. The Compensation Committee believes that cash compensation in the form of salary and incentive bonuses provides our executives with short-term rewards for success in operations, and that long-term compensation through the award of stock options encourages growth in management stock ownership, which leads to expansion of management’s stake in our long-term performance and success. The Compensation Committee considers all elements of compensation and the compensation policy when determining individual components of pay. The Compensation Committee is responsible to the Board of Directors for ensuring that our executive officers are compensated in a manner that furthers our business strategies and aligns their interests with those of our stockholders.
      Executive Compensation Components: As discussed below, our executive compensation package is primarily comprised of base salary, incentive bonus and stock options.
      Base Salary and Incentive Bonuses: For fiscal year 2004, the Compensation Committee approved the base salaries of the executive officers based on salaries paid to executive officers with comparable responsibilities employed by companies with comparable businesses. The executive officer incentive bonus program is designed to reward executives for individual performance and contributions to our success and overall growth and progress. The amounts granted to executive officers under the incentive bonus program are determined through consideration of their respective responsibilities and positions in conjunction with our net sales and progress in the achievement of corporate milestones during the fiscal year. The Compensation Committee reviews executive officer salaries and bonus programs annually and exercises its judgment based on all the factors described above.
      Stock Options: Stock options encourage and reward effective management, which results in long-term corporate financial success, as measured by stock price appreciation. During 2004 stock options to purchase 275,000 shares of Common Stock were granted to the Named Executive Officers and stock options to purchase 1,072,500 shares were granted to 25 other employees. The number of options that each executive officer or employee was granted was based primarily on the executive’s or employee’s ability to enhance our long-term growth and profitability. The vesting provisions of options granted under the 2004

Stock Plan are designed to encourage longevity of employment with us and generally extend over a four-year period.
      Chief Executive Officer Compensation: In December 2003 we entered into an employment agreement with Mr. Davenport pursuant to which he became our Chief Executive Officer. That employment agreement set Mr. Davenport’s initial base salary at $300,000 per year and provided him with a maximum annual incentive bonus equal to forty-five percent (45%) of his base salary.
      Mr. Davenport’s compensation was not adjusted in our normal review cycle in the first quarter of 2004 as he had been relatively recently engaged as our full time Chief Executive Officer. Effective December 16, 2004, we increased Mr. Davenport’s annual base salary from $300,000 to $312,000 pursuant to the terms of his employment agreement, which provides for the review and adjustment of Mr. Davenport’s base salary in accordance with our procedures for adjusting salaries for senior executives. In implementing such increase, we considered Mr. Davenport’s excellent performance with respect to challenges facing the Company, including, among other factors, the ongoing SEC and DOJ investigations, the turnaround of the business, and its progress toward positive cash flow. On February 23, 2005 we approved a payment of a cash incentive to Mr. Davenport of $102,375 under our 2004 Management Incentive Compensation Program (the “2004 MICP Program”). The objectives used to determine cash incentive payments for Mr. Davenport under the 2004 MICP Program included financial performance, targets based on net revenue, operating expenses and gross margins, as well as performance targets based upon corporate compliance, financing, business development and operational objectives. In addition to the corporate objectives, Mr. Davenport’s individual objectives were given consideration. The 2004 MICP Program as originally adopted included ancillary and international revenue targets to be achieved in 2004 along with targets based on domestic revenues from our core business to arrive at a total revenue target. Following discussion with management, we exercised our discretion for this particular objective and focused only on our core business for purposes of determining whether the net revenue target under the 2004 MICP Program was achieved. We felt that this core business performance and revenue attainment were deserving of special consideration in the exercise of our discretion.
      Internal Revenue Code Section 162(m): Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1.0 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. The non-performance based compensation paid in cash to our executive officers for the 2003 fiscal year did not exceed the $1.0 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for fiscal 2004 will exceed that limit. The 1995 Stock Plan and 2004 Stock Incentive Plan have been structured so that any compensation paid in connection with the exercise of options granted under the plans will qualify as performance-based compensation and therefore is not subject to the $1.0 million limitation. However, compensation paid in connection with the exercise of options granted under the 2002 Supplemental Stock Plan will not qualify as performance based compensation and therefore is subject to the $1.0 million limitation.

COMPENSATION COMMITTEE

Michael J. Strauss, M.D.
Terrence A. Noonan

Board Audit Committee Report on Independent Auditors
      The following is the report delivered by the Audit Committee of our Board of Directors with respect to the principal factors considered by such Committee in its oversight of our accounting, auditing and financial reporting practices for fiscal year 2004.
      In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principals.
      In discharging its oversight responsibility as to the audit process, the Audit Committee has received from the independent auditors, Ernst & Young LLP, the written disclosures and the letter describing all relationships between the auditors and us that might bear on the auditor’s independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditor’s independence.
      The Audit Committee discussed and reviewed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”
      The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2004 with management and the independent auditors.
      Based on the above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Thomas R. Testman

John R. Daniels, M.D.
Terrence A. Noonan

STOCK PERFORMANCE GRAPH
      The following graph compares the performance of our common stock over the five preceding fiscal years to the weighted average performance over the same period of the stock of companies included in The Nasdaq Stock Market-U.S. Index and a self-constructed peer group of companies selected by us. We first included the self-constructed peer group in 2002 because we were informed that 2001 would be the last year the JP Morgan Hambrecht & Quist Healthcare-Excluding Biotechnology Index would be available. The graph assumes $100 was invested at the close of trading on December 31, 1999 in our common stock and in each indices and that all dividends were reinvested. The Nasdaq Stock Market-U.S. Index tracks the aggregate price performance of equity securities of companies traded on The Nasdaq National Market. The self-constructed per group consists of: American Medical Systems Holdings, Inc., HealthTronics Surgical Services, Inc., Laserscope, North American Scientific, Inc., Theragenics Corporation and Urologix, Inc. The stockholder return shown on the graph below should not be considered indicative of future stockholder returns, and we will not make or endorse any predictions to future stockholder returns.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG ENDOCARE, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
AND A PEER GROUP

	Cumulative Total Return

	12/99	12/00	12/01	12/02	12/03	12/04

ENDOCARE, INC.	100.00	151.10	212.49	40.77	47.52	29.63
NASDAQ STOCK MARKET (U.S.)	100.00	60.30	45.49	26.40	38.36	40.51
PEER GROUP	100.00	102.65	143.42	89.02	131.21	220.58

*	$100 invested on 12/31/99 in stock or index — including reinvestment of dividends. Fiscal year ending December 31.

RELATED PARTY TRANSACTIONS
      As described above under “Executive Compensation and Other Information,” we have entered into certain employment, stock option and other agreements with Messrs. Davenport, Nydam and Rodriguez and Ms. Greenberg.
      As described in the Form 8-K that we filed on March 16, 2005, in March 2005 we completed a private placement financing for aggregate gross proceeds of $15.6 million. Messrs. Davenport and Nydam made personal investments in the transaction in the amounts of $184,999.99 and $499,998.85, respectively. In addition, Dr. Daniels invested $299,999.31 in the transaction.
      We have entered into indemnification agreements with each of our directors and executive officers, as well as with certain employees and consultants. These indemnification agreements provide that we hold harmless and indemnify each such director, officer, employee and consultant to the fullest extent authorized or permitted by law. In addition, these indemnification agreements provide for payment of expenses (including attorneys’ fees) actually and reasonably incurred in connection with any threatened, pending or completed proceeding to which the indemnified director, officer or employee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that he or she is, was or at any time becomes a director, officer, employee or agent of us, or is or was serving or at any time serves at the request of us as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely upon the copies of Section 16(a) reports which we received from such persons or written representations from them regarding their transactions in our common stock, we believe that, during the period from January 1, 2004 through December 31, 2004, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were met in a timely manner, except that Form 4s reporting the automatic grant on January 2, 2004 of 5,000 options to each of our non-employee directors under our 1995 Director Option Plan were filed late on January 20, 2004 by Peter F. Bernardoni, on February 10, 2004 by Ronald A. Matricaria, Mr. Testman and Dr. Strauss, and February 18, 2004 by Robert F. Byrnes and Benjamin Gerson, M.D.
STOCKHOLDER PROPOSALS FOR THE 2006 ANNUAL MEETING
      Stockholder proposals that are intended to be presented at our 2006 Annual Meeting must be received no later than February 3, 2006, in order that they may be included in the proxy statement and form of proxy relating to that meeting, and must meet all the other requirements as specified in the Bylaws. In addition, the proxy solicited by the Board of Directors for the 2006 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than April 19, 2006.
ANNUAL REPORT
      A copy of our Annual Report for the 2004 fiscal year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K
      We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 16, 2005. We will mail without charge to stockholders, upon written request, a copy of the Form 10-K, including the financial statements, schedule and list of exhibits. Requests should be sent to Endocare, Inc., 201 Technology Drive, Irvine, California, 92618, Attn: Michael R. Rodriguez.

By Order of the Board of Directors

Michael R. Rodriguez
Senior Vice President, Finance, Chief Financial
Officer and Secretary
Irvine, California
June 3, 2005

APPENDIX A
LETTER FROM KPMG LLP
November 17, 2003
Securities and Exchange Commission
Washington DC 20549
Ladies and Gentlemen:
      We were previously principal accountants for Endocare, Inc. (the “Registrant” or the “Company”) and, under the date of February 19, 2002, except as to notes 1 and 15, which are as of March 25, 2002, we reported on the consolidated financial statements of Endocare, Inc. as of December 31, 2001 and 2000 and for the years ended December 31, 2001, 2000 and 1999. However, as reported by the Company in a press release dated December 12, 2002, and as disclosed in the Company’s Form 8-K dated March 14, 2003 and Form 8-K/ A’s dated May 1, 2003 and May 15, 2003, we subsequently notified the Registrant on December 11, 2002 that this report should no longer be relied upon as it relates to the December 31, 2001 consolidated financial statements. On March 7, 2003, our appointment as principal accountants was terminated. Additionally, as disclosed in the Company’s Form 8-K dated September 19, 2003, we notified the Registrant on September 16, 2003 that the above report as it relates to the Company’s consolidated financial statements as of December 31, 2000, and for the years ended December 31, 2000 and 1999, should no longer be relied on. We have read the Registrant’s statements to be included in its Proxy Statement on Schedule 14A to be dated on or about November 18, 2003, and we agree with such statements, except that we either are not in a position to agree or disagree with certain statements, or we believe such statements are incomplete, as set forth below:
DISMISSAL OF KPMG
      We are not in a position to agree or disagree with the statement that the Company’s Board of Directors, upon recommendation of the Audit Committee, approved our dismissal.
      The description regarding the basis for our conclusion that we were unable to rely on the representations of the Company’s management is incomplete. We were in the process of performing our quarterly review under Statement on Auditing Standards (“SAS”) No. 71, Interim Financial Information, on the consolidated financial statements of the “Company” as of and for the quarter ended September 30, 2002. On October 29, 2002, we were informed that one of the Company’s Directors had been contacted on October 24, 2002 by Joseph A. Haferman, the acting Corporate Controller, expressing concerns regarding the accounting for several transactions and other matters. At that time, we also were informed that on or about October 24, 2002, the Company’s Audit Committee had directed Brobeck, Phleger and Harrison (“Brobeck”), the Company’s outside legal counsel, to perform an investigation of the matters raised. On October 29, 2002, at the completion of this initial investigation, the Audit Committee informed us that it was satisfied with the results of the initial investigation. However, as this initial investigation had not been performed by individuals with forensic accounting experience, we recommended that a more thorough investigation be performed by individuals with forensic accounting experience. Between October 29, 2002 and December 4, 2002, Brobeck and Deloitte & Touche LLP, at the request of the Audit Committee, performed several subsequent investigations of the matters raised, as well as other matters that were raised by the investigations. At the conclusion of each of the subsequent investigations, the Audit Committee informed us that it was satisfied with the results of the investigations, and that no further investigation was warranted. However, we believed that each of these subsequent investigations confirmed certain of the initial concerns raised by Mr. Haferman, as well as raising additional matters warranting additional investigation. Accordingly, we advised the Audit Committee that we believed that additional investigation was still warranted.
      In a letter to the Audit Committee dated December 11, 2002, we notified the Audit Committee that in the course of attempting to complete our SAS No. 71 review as of September 30, 2002, and for the quarter then ended, as well as after considering the results of the investigations discussed above, information came to our attention that lead us to conclude that we were unable to rely on the representations of management. We informed the Audit Committee that it was apparent to us that management prepared financial statements for the quarterly and annual periods in 2002 and 2001 based on information that did not reflect either the facts or substance of certain transactions, the information and representations provided to us did not reflect the actual facts or substance of the transactions, and in several cases we received inconsistent representations from management in relation to the transactions. We provided to the Audit Committee a summary of the various transactions, as described below. We further informed the Audit Committee that no single transaction or misrepresentation formed the basis for our conclusion, but rather it was the pattern and totality of information, and the weight of the evidence that had come into our possession. In addition, we also indicated to the Audit Committee that we had not concluded as to whether any specific transaction or misrepresentation was fraudulent or willfully inappropriate. Also, on December 11, 2002, we recommended to the Audit Committee that a new senior management team should perform its own review and investigation of the matters raised during the various investigations noted above. As of the date of our dismissal, the issues discussed in our letter to the Audit Committee dated December 11, 2002 had not been resolved to our satisfaction.
      In addition, the description of the five specific matters under the heading “Revenue Recognition”, the two specific matters under the heading “Expense Recognition”, and the three specific matters under the heading “Accounts Receivable” (collectively the “Specific Matters”) does not completely represent what we had communicated to the Company’s Audit Committee. The following is what we had communicated in writing to the Audit Committee in the December 11, 2002 letter described above, as it relates to the Specific Matters:

In the course of attempting to complete our SAS No. 71 review as of September 30, 2002, and for the quarter then ended, as well as after considering the results of the investigations noted above, information came to our attention that has lead us to conclude that we are unable to rely on the representations of management. It is apparent to us that management prepared financial statements for the quarterly and annual periods in 2002 and 2001 based on information that did not reflect either the facts or substance of certain transactions. In addition, the information and representations provided to us did not reflect the actual facts or substance of the transactions, and in several cases we received inconsistent representations from management in relation to the transactions. Such transactions during 2002 and 2001 include the following:

•	The Company recorded sales to customers that remained in Company controlled facilities at the time of performing our most recent review procedures. We believe that two of these sales went directly to Company controlled facilities, while the third was shipped to a third party hospital, but returned to a Company-leased facility shortly thereafter. Accordingly, the Company did not have evidence that delivery had occurred under the sales transactions. When we previously inquired about the status of the related unpaid receivables on several occasions, senior management did not inform us that the goods were still in the Company’s possession. We believe that senior management was aware that the goods were still in the Company’s possession, and it is not evident to us that management has considered the applicability of Staff Accounting Bulletin No. 101 to these transactions, particularly the requirement of a fixed delivery schedule and written direction by the customer.

•	The Company recorded sales to customers that were shipped to Company controlled facilities, and then not delivered to the customers until a subsequent accounting period, remaining in Company controlled facilities as of the close of the accounting period the sales were recorded. We believe that senior management was aware of these arrangements, and it is not evident to us that management has considered the applicability of Staff Accounting Bulletin No. 101 to these transactions, particularly the requirement of a fixed delivery schedule and written direction by the customer.

•	There are notations on supporting documentation for at least two expense transactions that could be interpreted that senior management had instructed subordinates to record the related transactions outside of the Company’s normal policies and procedures, and potentially not in accordance with generally accepted accounting principles.

•	There are cash receipts from customers recorded as a reduction of accounts receivable near quarter end, where the underlying check was rejected by the bank for non-sufficient funds prior to the issuance of the financial statements and filing of the Form 10-Q. In each case, we were provided documentation by the Company indicating that the related receivable had been paid when, in fact, it had not. In addition, the financial statements as of June 30, 2002 prepared by management incorrectly reflected these accounts receivable as paid. Senior management has acknowledged to us that they were aware of at least the most significant of these non-sufficient funds checks before the Form 10-Q for the second quarter of 2002 was filed.

•	There are cash receipts from customers recorded as a reduction of accounts receivable if the customer check was dated prior to the end of the accounting period, even though physical receipt of the check occurred after the end of the accounting period. We believe that senior management was aware of such practice. In addition, the financial statements prepared by management incorrectly reflect these accounts receivable as paid.

•	We are aware of two transactions to acquire assets from customers entered into concurrent to the sale by the Company of products to such customers in the first quarter of 2002. However, only the sales to the customers were recorded in the accounting records at the time of the sale, while the concurrent acquisition of product from the customer was recognized in a different accounting period. We believe that senior management was aware of such concurrent transactions. Further, it is not apparent that management ever considered the applicability of Accounting Principles Board Opinion No. 29 to these transactions.

•	Invoices for products or services have not been accrued in the proper accounting period, though there is evidence that senior management was aware of the existence of certain of these liabilities at the time the financial statements were prepared and the related Form 10-Q was filed.

•	A customer concession was granted by senior management some period of time after the date of the original sale to facilitate payment of an outstanding account receivable by the customer. This concession was characterized as a “consulting” arrangement, and the related agreement was back-dated. We have not seen any evidence consulting services were, or will be, performed. Further, the concession was recorded in a period subsequent to when the cash receipt was recorded, despite the apparent linkage between the concession and the payment of cash by the customer.

•	All of the revenue related to certain multiple-element sales was fully recorded in a single accounting period, though certain of the components were not delivered until a subsequent accounting period. The financial statements prepared by management incorrectly reflected the full amount of the sales in the periods the initial elements were delivered.

•	Sales to one particular customer were ultimately delivered to a warehouse secured and paid for by a Company sales representative. The sales representative was then reimbursed for the cost of the warehouse through his expense report. However, the accounting records noted the sale was delivered to the customer location. When we inquired about the status of the related unpaid receivable on several occasions, senior management did not inform us that the goods were still in the Company’s possession. We believe senior management was aware of this arrangement, and it is not evident to us that management has considered the applicability of Staff Accounting Bulletin No. 101 to this transaction.

      Also, the description as to the basis for our conclusion to withdraw our auditors’ report on the consolidated financial statements of the Company as of December 31, 2000 and for the years ended December 31, 2000 and 1999 is not complete. By letter dated September 3, 2003, which we received on September 4, we were notified by the successor auditor, Ernst & Young LLP (“Ernst & Young”), that during its audit of the consolidated financial statements of the Company as of December 31, 2001 and 2002 and for the years then ended, and their subsequent events procedures, certain matters came to their attention that they believed would have a material effect on the consolidated financial statements of the Company as of December 31, 2000 and for the year then ended, previously audited by us. Based on our review of the information provided to us by Ernst & Young, it appeared to us that management prepared financial statements for the 2000 and 1999 annual periods that did not reflect either the facts or substance of certain transactions. In addition, it became apparent to us that certain information and representations provided to us at the time of performing our audit of the 2000 and 1999 annual financial statements did not reflect the actual facts or substance of the transactions, and we received inconsistent representations from management in relation to certain transactions.
      The statement that “The Form 8-K indicated that the Company’s Audit Committee had investigated the matters described above and expressed certain views with respect to such matters” is incomplete. The statement is incomplete in that the referenced Form 8-K (and subsequent amendments) expressed the Audit Committee’s conclusions about the facts, substance or interpretations for many of the specific transactions we had identified in our letter of December 11, 2002.
      We are not in a position to agree or disagree with the statement that the Company’s Audit Committee had investigated these matters or with the statement that the Company had asked its new independent auditor, Ernst & Young LLP, to consider the issues raised in the “KPMG Letter” in connection with its re-audit of the Company’s financial statements for the fiscal years 2000 and 2001, and the audit for the fiscal year ended December 31, 2002. We are also not in a position to agree or disagree with the statement that the Audit Committee has overseen an additional investigation and discussed extensively with Ernst &Young the results of its reaudits of the Company’s financial statements, that the Audit Committee has reconsidered its views and conclusions expressed in the Form 8-K or that the views expressed in the proxy statement are the only views on the subject that the Audit Committee currently holds.
      We believe that the statement “...after its receipt of the KPMG Letter, the Audit Committee was unable to discuss with KPMG the specific transactions described in the KPMG Letter, because KPMG declined to resume any services on behalf of the Company unless and until KPMG’s concerns regarding its ability to rely on representations of the Company’s then-senior management had been resolved to KPMG’s satisfaction” is inaccurate. This statement is inaccurate in that we did, in fact, discuss with the Audit Committee many of the specific transactions described in the KPMG Letter when it was delivered to the Audit Committee on December 11, 2002, and as well as on several occasions prior to that date. We also never expressed to the Audit Committee our unwillingness to discuss the specific transactions subsequent to that date.
      We are also not in a position to agree or disagree with the statement that the Audit Committee has not come to the conclusion that there was any fraud or intentional wrongdoing associated with the activities of the Company’s management.
APPOINTMENT OF ERNST & YOUNG LLP
      We are not in a position to agree or disagree with any of the statements in this section.
RECOMMENDATION OF THE BOARD OF DIRECTORS
      We are not in a position to agree or disagree with any of the statements in this section.

Very truly yours,
KPMG LLP

PROXY	ENDOCARE, INC.	PROXY

FOR THE ANNUAL MEETING OF STOCKHOLDERS, JUNE 22, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Craig T. Davenport and William J. Nydam, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote, either on his or her own behalf or on the behalf of any entity or entities, at the Annual Meeting of Stockholders of Endocare, Inc., a Delaware corporation (the “Company”), to be held on Wednesday, June 22, 2005, or at any postponements or adjournments thereof, as specified below with the same force and effect as the undersigned might or could do if personally present thereat. The undersigned revokes all previous Proxies and acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on June 22, 2005 and the Proxy Statement.

THIS PROXY CONFERS ON EACH PROXYHOLDER DISCRETIONARY AUTHORITY TO VOTE ON ANY MATTER AS TO WHICH A CHOICE IS NOT SPECIFIED BY THE UNDERSIGNED. IF NO SPECIFICATION IS MADE, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINATED DIRECTORS AND IN FAVOR OF THE OTHER PROPOSALS, AND WILL BE VOTED BY THE PROXYHOLDER AT HIS OR HER DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

(Continued and to be signed on the Reverse Side)

▼ PLEASE DETACH PROXY CARD HERE AND RETURN IT IN THE ENVELOPE PROVIDED ▼

The Board of Directors recommends a vote FOR the directors listed below and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified below.

1.	To elect seven (7) directors to the Board of Directors of the Company to serve during the ensuing year or until their successors are duly elected and qualified.	☐	FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	EXCEPTIONS
Nominees: John R. Daniels, M.D., Craig T. Davenport, David L. Goldsmith, Eric S. Kentor, Terrence A. Noonan, Michael J. Strauss, M.D. and Thomas R. Testman.
(INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and write the name(s) of such nominee(s) on the space provided below.)

EXCEPTIONS

2.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2005.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	In accordance with the discretion of the Proxyholders, to act upon all matters incident to the conduct of the Annual Meeting and upon other matters as may properly come before the Annual Meeting.

Dated:	,2005

Signature

Signature

Title(s)

Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.

Please Detach Here You Must Detach This Portion of the Proxy Card Before Returning it in the Enclosed Envelope